Exhibit 10.51
ESTABLISHMENT AND PURPOSE
     On December 14, 1994, the Board of Directors of L.B. Foster Company (the “Company”) adopted the L.B. Foster Company Supplemental Executive Retirement Plan (the “Plan”). The Plan was effective January 1, 1994.
     The Plan is intended to constitute a “top hat plan” described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (i.e., a plan which is unfunded and which is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). More specifically, the Plan was established to pay supplemental benefits to certain executive employees who qualify for benefits under the L.B. Foster Company 401(k) and Profit Sharing Plan (the “Qualified Plan”). The Plan is unfunded; the Company will make the Plan benefit payments solely from its general assets on a current disbursement basis.
     The principal objective of this Plan is to ensure the payment of a competitive level of benefits in order to attract, retain and motivate selected executives. This Plan is designed to provide retirement benefits lost due to Sections 401(a)(17), 402(g), and 401(a)(4) of the Internal Revenue Code (the “Code”), as well as any other sections of the Code limiting the amount the Company can contribute under the Qualified Plan.
     The Plan was previously amended for compliance with the requirements imposed by Section 409A of the Code, which generally become effective January 1, 2005. This restatement of the Plan document is effective January 1, 2009. The Plan is intended to comply with the requirements of Section 409A of the Code in form and operation, and shall be interpreted in a manner consistent with Section 409A of the Code and regulations promulgated under Section 409A of the Code.

ARTICLE I
DEFINITIONS
     1.1 “Affiliated Company” means any subsidiary or affiliate of the Company, whether or not such entity has adopted the Plan, and any other entity which is a member of a controlled group as defined under the Code.
     1.2 “Beneficiary” means the person or persons designated by a Participant to receive payment of the Participant’s benefit under this Plan after the Participant’s death. At any time after commencement of participation, a Participant may designate a Beneficiary to receive the benefit from this Plan in the event of the Participant’s death. A Participant may change his or her designated Beneficiary at any time. A Participant may designate any person or persons as Beneficiaries. Unless otherwise provided in the Beneficiary designation form, each designated Beneficiary shall be entitled to equal shares of the benefits payable after the Participant’s death. If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant for a period of fifteen (15) days, the Participant’s surviving Spouse shall be the Beneficiary. If the Participant has no surviving Spouse, or if the surviving Spouse does not survive the Participant for a period of fifteen (15) days, the estate of the Participant shall be the Beneficiary.
     1.3 “Board of Directors” means the Board of Directors of the Company.
     1.4 “Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time.
     1.5 “Committee” means the Compensation Committee of the Board of Directors, or any successor committee to which duties similar to those of the Compensation Committee have been delegated by the Board of Directors.
     1.6 “Company” means the L.B. Foster Company, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, as well as any Affiliated Company which the Board of Directors has designated as eligible to adopt the Plan.
     1.7 “Compensation” means Compensation as defined in the Qualified Plan, but subject to the following adjustments:
          (a) Compensation will not include any compensation paid in the form of shares of stock of the Company, any amount realized from the exercise of a stock option, any amount realized when restricted stock held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or any other compensation based on the value of stock of the Company or convertible into stock of the Company.
          (b) Compensation will not include any compensation paid under any incentive plan of the Company under which the amount of the compensation is determined based on a measuring period in excess of twelve months.

     1.8 “Disability” means the condition of a Participant who:
          (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
          (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     1.9 “Early Retirement Date” means the first day of the month immediately following the month in which a Participant attains age 55.
     1.10 “Effective Date” means the effective date of this Plan. The Plan was originally effective January 1, 1994. This restatement of the Plan is effective January 1, 2009.
     1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and as it may be further amended from to time.
     1.12 “Key Employee” means a Participant who is a key employee as defined in Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations under that section but disregarding Subsection 416(i)(5)).
     1.13 “Normal Retirement Date” means the first day of the month immediately following the month in which a Participant attains age 65.
     1.14 “Participant” means an employee of the Company who becomes and remains a Participant as provided in Article II.
     1.15 “Plan” means this Supplemental Executive Retirement Plan.
     1.16 “Plan Administrator” means the Committee.
     1.17 “Plan Sponsor” means the Company.
     1.16 “Qualified Plan” means the L.B. Foster Company 401(k) and Profit Sharing Plan, or such other defined contribution plan meeting the requirements of Section 401(a) of the Code as may be maintained by the Company and covering Participants in this Plan from time to time.
     1.17 “Separation From Service” means any event which constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h). For this purpose, a separation from service will be deemed to have occurred where the facts and circumstances indicate that the Company and the Participant reasonably anticipated that (a) no further services would be performed by the Participant for the Company after a certain date, or (b) the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to a level less than fifty percent (50%) of the average level of bona services performed (whether as an employee or independent contractor) over the immediately preceding period of thirty-six (36) months (or over the full period of services to the Company if the Participant has been providing services to the Company for a period of less than 36 months).
     1.18 “Spouse” means the lawful spouse of a Participant at the earlier of the Participant’s date of death or the date benefits commence to the Participant under the Plan.

ARTICLE II
PARTICIPATION
     2.1 Eligibility for Participation. Eligibility for participation in the Plan shall be limited to those individuals who comprise a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.
     2.2 Selection for Participation. Participation in the Plan is solely within the discretion of the Committee. The Committee shall individually select and name by resolution each eligible employee for participation in the Plan. An employee shall become a Participant as of the date specified in the resolution.
     2.3 Duration of Participation. A Participant shall remain a Participant only for so long as he continues in the employ of the Company, or the Committee, in its sole discretion, determines that the Participant shall no longer be a Participant.

ARTICLE III
ELIGIBILITY FOR RETIREMENT BENEFITS
     3.1 Normal Retirement. Each Participant who has a Separation From Service on or after his Normal Retirement Date shall be eligible to receive a retirement benefit on the date of his Separation From Service. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of the Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of the Separation From Service.
     3.2 Early Retirement. Each Participant who has a Separation From Service on or after his Early Retirement Date (but before his Normal Retirement Date) shall be eligible to receive a retirement benefit on the date of his Separation From Service, provided that the Participant has received the approval of the Committee to retire under the Plan. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of the Separation From Service.
     3.3 Death. The Beneficiary of a Participant who dies prior to Separation From Service (or following Separation From Service but prior to payment of the Participant’s benefit) shall receive such Participant’s retirement benefit on the first day of the second month following the month containing the date of such Participant’s death.
     3.4 Disability. Each Participant who has a Separation From Service due to Disability shall be eligible to receive a retirement benefit on the date of his Separation From Service.
     3.5 Involuntary Termination. Each Participant who has a Separation From Service due to involuntary termination by the Company (other than for cause) shall be eligible to receive a retirement benefit on the first day of the month following the month containing the date of such Separation From Service. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of Separation From Service.

ARTICLE IV
AMOUNT AND PAYMENT OF RETIREMENT BENEFIT
     4.1 Amount. The retirement benefit payable under this Plan shall be the sum of (a) minus (b), plus (c) below.
          (a) For each year or portion of a year in which the employee is a Participant, the Company shall calculate the amount which the Company would have contributed under the Qualified Plan for the benefit of such Participant but for the limits imposed by the Code, and substituting the definition of Compensation contained in this Plan for the definition of Compensation contained in the Qualified Plan.
          (b) For each year or portion of a year in which the employee is a Participant, the Company shall calculate the amount which is the greater of
               (i) The Company’s actual contributions to the Qualified Plan for the benefit of such Participant, or
               (ii) The amount which the Company would have contributed to the Qualified Plan for the benefit of such Participant if the Participant had made all permissible elective contributions to the Qualified Plan (taking the limits imposed by the Code under the Qualified Plan into account).
          (c) The Company shall apply interest each December 31 to the amount of benefit determined by subtracting (b) from (a), as well as to any previous year’s accumulated balance under this Plan, at the greater of
               (i) The calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31 of such year, or
               (ii) A one-year annualized Treasury Bill interest rate as reported for the last Friday each year.
     4.2 Form of Payment. The entire benefit payable to a Participant will be paid in the form of a single lump sum payment on the date specified in Article III.

SECTION V
MISCELLANEOUS
     5.1 Plan Amendment. Amendments to this Plan shall be made by resolution of the Board of Directors adopted in accordance with the by-laws of the Company and applicable corporation law. Alternatively, any one or more officers of the Company may adopt amendments if authority to amend the Plan has been delegated to them by the Board of Directors in accordance with the by-laws of the Company and applicable corporation law. A delegation may be general (by way of describing the general duties and responsibilities of the officers) or specific with regard to employee benefit plans such as this Plan and is not invalid merely because it was made before this Plan was established. An officer exercising delegated authority to amend the Plan shall memorialize that exercise in a writing signed by the officer.
     5.2 Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company; nor will it interfere with the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of this Plan.
     5.3 Unfunded Plan. This Plan is unfunded and has no assets. There is no trust or insurance. All payments made under the Plan are made from the general assets of the Company. Participation in the Plan gives a Participant nothing more than the Company’s contractual promise to pay deferred compensation when due in accordance with the terms of this Plan.
     5.4 Company Assets. The Company is not required to segregate, maintain or invest any portion of its assets by reason of its contractual commitment to pay deferred compensation under this Plan. If the Company nevertheless chooses to establish a reserve, such reserve shall remain an asset of the Company in which no Participant or Beneficiary has any right, title or interest. Participants and Beneficiaries entitled to deferred compensation under this Plan have the status of general unsecured creditors of the Company.
     5.5 Forfeiture. If a Participant is discharged by the Company for cause (conduct that is injurious to the Company, conduct which intentionally violates either the Company’s written policies or the reasonable directives of the Company’s Chief Executive Officer, or the commission of a felony) such Participant’s rights to any benefit under this Plan shall be forfeited. If the Committee determines that any Participant is engaged in any trade, profession or business which is, or is likely to be, detrimental to the best interests of the Company, or if the Committee determines that such Participant has used or is using trade secrets or other confidential information gained while in the employ of the Company, the Committee may, upon written notice to the Participant, suspend or forfeit the Participant’s right to any benefit under this Plan.
     5.6 Termination of Employment. No benefits are payable under this Plan if a Participant terminates his employment for any reason other than those specifically referred to in Article III.

     5.7 Plan Administrator. The Plan Administrator shall have all rights, duties and powers necessary or appropriate for the administration of the Plan.
     5.8 Plan Interpretation. Subject to the restrictions imposed by Section 409A of the Code concerning the timing and form of benefits and prohibitions on acceleration, the Plan Administrator shall have and shall exercise complete discretionary authority to construe, interpret and apply all of the terms of the Plan, including all matters relating to eligibility for benefits, amount, time or form of payment, and any disputed or allegedly doubtful terms. In exercising such discretion, the Plan Administrator shall give controlling weight to the intent of the Plan Sponsor.
     5.9 Decisions. All decisions of the Plan Administrator in the exercise of its authority under the Plan shall be binding on the Plan, the Plan Sponsor, and all Participants and Beneficiaries if not appealed in accordance with the appeal procedure. All decisions of the Plan Administrator on appeal shall be final and binding on the Plan, the Plan Sponsor and all Participants and Beneficiaries.
     5.10 Plan Document. Each Participant shall receive a copy of this Plan and the Committee will make available for each Participant a copy of any rules and regulations used by the Committee in the administration of the Plan.
     5.11 Participant Statements. Each Participant will be provided an annual summary of the amount of the retirement benefit allocated to the Participant under the Plan.
     5.12 Governing Law. This Plan is established under and will be construed according to the laws of the Commonwealth of Pennsylvania, to the extent not preempted by ERISA or other federal law.

ARTICLE VI
CLAIMS AND APPEAL PROCEDURES
     6.1 Claim for Benefits. There should be no need to file a claim for benefits. The Company is expected to pay each Participant or Beneficiary automatically, in accordance with the terms of this Plan. Nevertheless, a Participant or Beneficiary may claim benefits under this Plan by filing a written claim with the Plan Administrator.
     6.2 Anti-Alienation. A Participant’s right to benefits under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.
     6.3 Appeal of Denied Claim. If a claim is denied and the claimant disagrees and wants to pursue the matter, the claimant must file an appeal in accordance with the following procedure. A claimant cannot take any other steps unless and until the appeal procedure has been exhausted. For example, if a claim is denied and the claimant does not use the appeal procedure, the denial is conclusive and cannot be challenged, even in court. An appeal is filed by writing to the Plan Administrator stating the reasons why the claimant disagrees with the denial. An appeal must be made within 60 days after the claim was denied. In the appeal process, the claimant has the right to review the pertinent documents, to be represented by another person, including a lawyer, and to present evidence and arguments in support of the appeal.
     6.4 Decision on Appeal. The Plan Administrator will issue a written decision on the appeal within 60 days. The Plan Administrator may, in its sole discretion, decide to hold a hearing, in which case it will issue its decision within 120 days. The decision will explain the reasoning of the Plan Administrator and refer to the specific provisions of this Plan on which the decision is based.

L. B. FOSTER COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective January 1, 2009